FOR IMMEDIATE RELEASE

Media Contacts:
Schneider National, Inc.	Hiebing
Pat Costello, CPA	Erin Elliott
(920) 592-SNDR	(920) 592-3555
investor@schneider.com	eelliott@hiebing.com

Schneider National, Inc. Names Stephen L. Bruffett Executive Vice President-CFO

GREEN BAY, Wis. (April 5, 2018) – Schneider National, Inc. (NYSE: SNDR), a premier provider of trucking, intermodal and logistics services, announced Stephen L. Bruffett will join the company as Executive Vice President and Chief Financial Officer on April 29, 2018. Bruffett replaces Lori A. Lutey, who announced her retirement earlier in the year.

Prior to joining Schneider, Bruffett served as Executive Vice President and Chief Financial Officer of Con-way Inc. Before joining Con-way in 2008, Bruffett held senior leadership positions at YRC Worldwide Inc., rising to the role of Executive Vice President and CFO, and American Freightways.

Bruffett holds a bachelor's degree in business administration from the University of Arkansas and a master's degree in business administration from the University of Texas.

“Stephen has nearly a decade of public company CFO experience in the transportation industry – his proven track record, along with his strong operational approach to finance and leadership skills will complement our management team,” said Schneider President and Chief Executive Officer Chris Lofgren. “Among the many other great qualities that Stephen brings to the team, his public company experience will augment our newly created connectivity with the analyst and investor community.”

Schneider previously announced on January 5, 2018 that Lutey would be retiring after a transition period. Lutey's retirement is expected to become effective on April 27, 2018 in connection with Bruffett's commencement of his role.

About Schneider

Schneider is a premier provider of transportation and logistics services. Offering one of the broadest portfolios in the industry, Schneider’s solutions include Regional and Long-Haul Truckload, Expedited, Dedicated, Bulk, Intermodal, Final Mile, LTL, Brokerage, Warehousing, Supply Chain Management and Port Logistics.

A $4.4 billion company (2017 revenue), Schneider has been delivering superior customer experiences and safely getting it done for over 80 years.

Source: Schneider SNDR

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